EXHIBIT 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS FIRST QUARTER RESULTS
Ann Arbor, Michigan – April 28, 2008
     Kaydon Corporation (NYSE:KDN) today announced its results for the first quarter ended March 29, 2008.
     First Quarter Highlights –
•	Order entry was a record $204.3 million, a 44.2 percent increase over the prior year’s first quarter and previous historical record of $141.7 million as both wind and non-wind orders rose to historic highs.

•	Quarter-end backlog was a record $319.9 million, an increase of 71.7 percent compared to the first quarter of 2007, and 33.9 percent higher than the previous record achieved in the fourth quarter of 2007.

•	Sales were a first quarter record $123.3 million, versus $106.9 million during last year’s first quarter.

•	Operating income inclusive of certain costs associated with the Company’s expansion efforts equaled $26.2 million, compared to $26.3 million in the first quarter of 2007.

•	Interest income fell from $4.6 million to $1.9 million due to lower market yields and steps taken to preserve liquidity and protect principal.

•	Net income equaled $16.6 million, compared to $18.2 million last year, with diluted earnings per share equaling $.53, compared with $.57 in the prior first quarter.
     First quarter sales increased 15.3 percent to a first quarter record $123.3 million. Operating income was $26.2 million compared to $26.3 million in the prior first quarter as the Company incurred certain previously communicated costs associated with its growth initiatives, particularly the ramp up of its greenfield large diameter bearing facility in Mexico. Interest income of $1.9 million was significantly lower than the $4.6 million earned in the first quarter of 2007 due to lower interest rates caused by recent market conditions and proactive steps by the Company to protect principal and preserve liquidity. Interest income was also reduced by a $0.5 million charge to recognize the loss in value of an investment, a portion of which was classified as Other Comprehensive Income in the previous quarter.
     James O’Leary, President and Chief Executive Officer commented, “We are pleased with the results achieved in the first quarter of 2008 which came in as expected. More importantly, however, we made significant progress on Kaydon’s long-term growth initiatives. Our accelerated and increased expansion in the large diameter bearing market, bolstered by last year’s acquisition of Avon Bearings Corporation, and our reprioritized efforts to grow market share in high growth, developing countries, such as India and China, should yield considerable benefits in the second half of 2008 and 2009. The record bookings achieved in the first quarter leaves us with the highest backlog in Kaydon’s history. Our strategic repositioning to prioritize our two key growth areas, the global energy infrastructure buildout and faster growing developing nations, positions us well for 2008 and beyond.”
     Mr. O’Leary added, “While margin comparisons for the first quarter of 2008 were unfavorable due in part to the direct and indirect costs associated with the Friction Control Products’ expansion, we have positioned the Company to take maximum advantage of the secularly strong wind energy market and the opportunities available to us to expand our international market share. These will benefit us increasingly as the year progresses and we expect meaningful gains during the latter half of 2008 as additional capacity comes online in our key growth markets.”
First Quarter 2008 Financial Results
     Sales during the first quarter of 2008 equaled a first quarter record $123.3 million, a 15.3 percent increase compared to $106.9 million during the first quarter of 2007 with particularly strong growth in friction control products and velocity control products. Gross profit equaled $47.3 million or 38.4 percent of sales for the first quarter of 2008 as compared to $44.8 million or 41.9 percent of sales for the first quarter of 2007. This year’s gross margin was affected by the ongoing ramp up of the wind energy expansion projects and by relocation and workers compensation costs incurred in Sealing Products. Also affecting this year’s gross margin was the inclusion of Avon whose margins will be negatively impacted in the short-term by acquisition accounting requirements.
     Selling, general, and administrative expenses equaled $21.2 million or 17.2 percent of sales compared to $18.5 million or 17.4 percent of sales in the prior first quarter.
     Operating income of $26.2 million in the first quarter of 2008 equaled 21.2 percent of sales, compared to $26.3 million and 24.6 percent of sales last year. Operating margins were likewise impacted by costs associated with the wind energy ramp up, Avon purchase accounting, and the Sealing Products relocation.
     First quarter 2008 interest income of $1.9 million declined from the $4.6 million earned during the first quarter of 2007. This decline was due to lower interest rates achieved on lower average investable balances, and the recognition of a $0.5 million charge on an investment, a portion of which had previously been included in Other Comprehensive Income. Average interest rates earned have declined from 5.1 percent during last year’s first quarter to 3.4 percent this year due to lower marketplace rates and the Company’s proactive efforts to preserve capital for longer-term investment opportunities rather than pursuing higher yields in the short-term. The lower average investable balances result from the Avon acquisition, 2007 pension contributions, higher capital expenditures to support capacity expansion projects and stock repurchase actions.
     The effective tax rate during the first quarter of 2008 was 35.4 percent compared with 36.1 percent in the prior first quarter. The Company currently expects the effective tax rate for 2008 to be 35.4 percent.
     Net income for the first quarter of 2008 was $16.6 million or $.53 per share on a diluted basis, based on 34.4 million common shares outstanding. During the first quarter of 2007, Kaydon generated net income of $18.2 million or $.57 per share on a diluted basis, based on 34.8 million common shares outstanding.
     EBITDA, a non-GAAP measure, as defined by the Company, equaled $32.5 million, or 26.4 percent of sales, during the first quarter 2008, as compared to $30.7 million, or 28.8 percent of sales, during the first quarter 2007. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
Order Entry and Backlog
     Order entry during the first quarter of 2008 increased 44.2 percent compared to 2007, achieving a record of $204.3 million. Including Avon, backlog equaled $319.9 million at the end of first quarter 2008, a 71.7 percent increase compared to a backlog of $186.3 million at the end of first quarter 2007, and 33.9 percent higher than the previous quarter-end record achieved at the end of the fourth quarter of 2007. During the quarter, the Company took a major wind energy order, the major portion of which will be shipped over the next eighteen months, as it utilizes the capacity coming on line this year. Non-wind orders, during the first quarter and after adjusting for the inclusion of Avon, also increased over the preceding year and quarter.
     Orders booked and backlog are comprised of products expected to be shipped during the next eighteen months. The major wind energy order received during the first quarter of 2008 is for delivery through the end of 2009. Growth in the Company’s wind energy business, which is categorized by larger, discrete orders from major customers, has resulted in a shipping pattern more heavily weighted towards the latter half of 2008 and into 2009.
     For the twelve months ended March 2008, the book-to-bill ratio exceeded 1.00 both including and excluding the significant wind orders recently booked, after adjusting for the inclusion of Avon. The Company’s quarter-end backlog has now increased compared to the prior quarter-end backlog for each of the last five consecutive quarters.

Operating Review
     During the first quarter of 2008, sales of friction control products, including sales of recently acquired Avon Bearings Corporation, increased $13.4 million or 22.1 percent, to $74.1 million, when compared with first quarter 2007. Sales of split roller bearings and sales to the wind energy, heavy equipment, machinery, and medical markets improved, while sales to the military and semiconductor markets were lower than the prior year first quarter. Revenues and operating income from military sales in the first quarter were below prior year’s levels due in part to lower sales of a high volume legacy program that peaked during late 2006 and declined through early 2007. First quarter 2008 operating income, increased to $17.1 million, compared with $16.3 million in the prior first quarter.
     Operating margins of this segment were affected by the ramp up of the wind energy expansion projects and the inclusion of Avon whose margins are negatively impacted in the short-term by non-cash acquisition accounting requirements. This factor will continue to affect this segment’s operating margin through at least the first half of 2008 after which margins on Avon’s sales should approximate those of Kaydon’s other wind energy sales.
     First quarter 2008 sales of velocity control products totaled $18.8 million, 19.7 percent over the prior first quarter with a particularly strong performance from both the European and North American operations. Operating income of $5.6 million, increased 36.3 percent over first quarter 2007, primarily as the result of higher sales, resultant operating leverage, and favorable effects of foreign exchange.
     Sales of sealing products were $11.5 million compared to $12.0 million in the first quarter of 2007, as lower volume was only partially offset by higher pricing. Operating income declined to $1.5 million because of lower sales and approximately $0.7 million in relocation expenses and workers compensation costs. The relocation expenses are associated with the ongoing move of a portion of the business to Mocksville, North Carolina.
     Sales of the Company’s remaining businesses equaled $18.9 million during the first quarter of 2008, an increase from first quarter 2007 of $0.4 million resulting from stronger demand for liquid filtration products offsetting lower sales of other products, particularly metal forming equipment and machine tool components. Operating income decreased from $2.6 million to $2.0 million, due to product mix shifts.
Capital Allocation, Free Cash Flow and Financial Position
     The Company’s ability to historically generate high free cash flow, and its strong balance sheet, including quarter-end investable balances totaling $290.8 million, will enable the Company to prudently return capital to its shareholders through opportunistic share repurchases and periodically increased dividends while proactively pursuing value-enhancing acquisitions. During the first quarter of 2008, the Company paid common stock dividends of $4.2 million and repurchased 176,000 shares of Company common stock for $7.6 million.

     Free cash flow, a non-GAAP measure defined by the Company as net cash from operating activities less capital expenditures, was a negative $2.1 million during the first quarter 2008, as $12.7 million of net cash from operating activities was more than offset by capital expenditures. Capital expenditures were $14.8 million during this year’s first quarter, or $7.4 million higher than the first quarter last year due to continued investment in capacity expansion, particularly for the wind energy business. Higher than historical capital expenditures will continue in 2008 as the Company continues its wind energy capacity expansion projects. Currently, the Company expects to invest approximately $70 – $75 million in capital expenditures during 2008. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
     The Company currently has investable balances totaling $290.8 million. Because of the strategic capital investments, share repurchases, and the Avon acquisition made last year, this balance is $84.4 million less than at this time in 2007. In addition, investable balances are now earning as much as 260 basis points less during this year’s second quarter than they did during last year’s comparable period. During late 2007 and early 2008, the Company reviewed its investments and proactively reallocated certain amounts so as to reduce liquidity and valuation risks for certain higher yielding securities noted in the press recently. In addition to the lower interest rates and lower investable balances, during this year’s first quarter the Company recorded a $0.5 million charge to recognize the loss in value of an enhanced cash investment fund, a portion of which was classified as Other Comprehensive Income in the previous quarter.
Business Outlook
     The Company’s solid first quarter operating performance, record order entry, and record backlog position it well for the remainder of 2008. Recent steps taken by the Company to take full advantage of the secularly strong wind energy market and to reprioritize its efforts in faster growing international markets should result in a strong 2008, particularly in the latter half. The Company expects full production to be achieved in the majority of its wind energy expansion projects by the end of 2008, and the incremental expenses associated with them to cease by the second half of this year.
     The Company continues to expect earnings per share growth for 2008 to exceed its historical long-term target of 10 – 12 percent. This is prior to the impact of any unusual gains or losses, and additional acquisitions, and assumes that current levels of cash, debt, interest rates and outstanding shares remain unchanged throughout 2008. These assumptions are subject to change based on market conditions and available opportunities in addition to actions the Company would consider in response to such factors.

About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, alternative-energy, and aftermarket customers.
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     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a first quarter 2008 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-877-874-1563 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=128243 or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “First Quarter 2008 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Monday, May 5, 2008 at 11:59 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 7864179.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
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     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Certain non-GAAP liquidity measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 2025

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	First Quarter Ended
	March 29,	March 31,
	2008	2007
Net sales	$123,284,000	$106,897,000
Cost of sales	75,965,000	62,059,000

Gross profit	47,319,000	44,838,000
Selling, general, and administrative expenses	21,155,000	18,547,000

Operating income	26,164,000	26,291,000
Interest expense	(2,387,000)	(2,387,000)
Interest income	1,936,000	4,625,000

Income before income taxes	25,713,000	28,529,000
Provision for income taxes	9,102,000	10,299,000

Net income	$16,611,000	$18,230,000

Weighted average common shares outstanding
Basic	27,384,000	27,874,000
Diluted	34,350,000	34,815,000

Earnings per share
Basic	$0.61	$0.65

Diluted	$0.53	$0.57

Dividends declared per share	$0.15	$0.12

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	March 29,	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$276,159,000	$229,993,000
Short-term investments	—	57,000,000
Accounts receivable, net	75,901,000	67,574,000
Inventories, net	77,204,000	68,896,000
Other current assets	12,317,000	15,411,000

Total current assets	441,581,000	438,874,000

Property, plant and equipment, net	157,161,000	145,826,000

Goodwill, net	147,134,000	146,922,000
Other intangible assets, net	29,801,000	31,162,000
Other assets	23,297,000	23,781,000

Total assets	$798,974,000	$786,565,000

Liabilities and Shareholders’ Equity:

Accounts payable	$26,487,000	$28,498,000
Accrued expenses	34,163,000	30,000,000

Total current liabilities	60,650,000	58,498,000

Long-term debt	200,000,000	200,000,000
Long-term liabilities	46,011,000	44,677,000

Total long-term liabilities	246,011,000	244,677,000

Shareholders’ equity	492,313,000	483,390,000

Total liabilities and shareholders’ equity	$798,974,000	$786,565,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	First Quarter Ended
	March 29,	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$16,611,000	$18,230,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	3,692,000	2,810,000
Amortization of intangible assets	1,365,000	769,000
Amortization of stock awards	1,101,000	872,000
Stock option compensation expense	227,000	28,000
Excess tax benefit from stock-based compensation	(23,000)	(64,000)
Deferred financing fees	387,000	387,000
Net change in receivables, inventories and trade payables	(18,715,000)	(13,711,000)
Net change in other assets and liabilities	8,067,000	8,797,000

Net cash from operating activities	12,712,000	18,118,000

Cash flows from investing activities:
Additions to property, plant and equipment, net	(14,762,000)	(7,384,000)
Acquisition of business, net of cash received	489,000	—
Sales of short-term investments	56,919,000	—

Net cash from (used in) investing activities	42,646,000	(7,384,000)

Cash flows from financing activities:
Cash dividends paid	(4,171,000)	(3,382,000)
Purchase of treasury stock	(7,599,000)	(3,239,000)
Excess tax benefit from stock-based compensation	23,000	64,000
Proceeds from exercise of stock options	24,000	—

Net cash used in financing activities	(11,723,000)	(6,557,000)

Effect of exchange rate changes on cash and cash equivalents	2,531,000	198,000

Net increase in cash and cash equivalents	46,166,000	4,375,000

Cash and cash equivalents — Beginning of period	229,993,000	370,789,000

Cash and cash equivalents — End of period	$276,159,000	$375,164,000

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	First Quarter Ended
	March 29,	March 31,
	2008	2007
Net sales

Friction Control Products
External customers	$74,086	$60,630
Intersegment	23	57

	74,109	60,687

Velocity Control Products
External customers	18,752	15,669

Sealing Products
External customers	11,501	12,033
Intersegment	—	(40)

	11,501	11,993

Other
External customers	18,945	18,565
Intersegment	(23)	(17)

	18,922	18,548

Total consolidated net sales	$123,284	$106,897

	First Quarter Ended
	March 29,	March 31,
	2008	2007
Operating income

Friction Control Products	$17,106	$16,340
Velocity Control Products	5,579	4,093
Sealing Products	1,484	2,456
Other	2,027	2,608

Total segment operating income	26,196	25,497
State income tax provision included in segment operating income	637	743
Items not allocated to segment operating income	(669)	51
Interest expense	(2,387)	(2,387)
Interest income	1,936	4,625

Income before income taxes	$25,713	$28,529

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in thousands)
     Free cash flow, as defined (non-GAAP)

	First Quarter Ended		LTM
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007
Net cash from operating activities (GAAP)	$12,712	$18,118	$68,853	$92,926
Capital expenditures	(14,762)	(7,384)	(61,451)	(29,572)

Free cash flow, as defined (non-GAAP)	$(2,050)	$10,734	$7,402	$63,354

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.
     EBITDA, as defined (non-GAAP)

	First Quarter Ended		LTM
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007
Net cash from operating activities (GAAP)	$12,712	$18,118	$68,853	$92,926
Gain on sale of a component of a reporting segment	—	—	5,033	—
Net change in receivables, inventories and trade payables	18,715	13,711	19,398	1,696
Net change in other assets and liabilities	(8,067)	(8,797)	7,311	(4,529)
Other, net	(364)	(351)	(1,298)	(1,489)
Net interest (income)/expense	451	(2,238)	(5,810)	(7,952)
Income tax expense	9,102	10,299	40,858	38,146

EBITDA, as defined (non-GAAP)	$32,549	$30,742	$134,345	$118,798

Kaydon’s management believes EBITDA, as defined above and a non-GAAP measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.